UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                     FORM 10

                   General Form for Registration of Securities
                      Pursuant to Section 12(b) or 12(g) of
                       The Securities Exchange Act of 1934


                       RENEWABLE ENERGY ACQUISITION CORP.
             (Exact name of registrant as specified in its charter)

           Nevada                                                 01-0741042
(State or other jurisdiction of                                 (IRS Employer
 incorporation or organization)                              Identification No.)

                              10935 57th Avenue No.
                            Plymouth, Minnesota 55442
        (Address of registrant's principal executive offices & zip code)

                                 (952) 541-1155
              (Registrant's telephone number, including area code)

                               Registrant contact:

                                 Craig Laughlin
                              10935 57th Avenue No.
                            Plymouth, Minnesota 55442
                                 (952) 541-1155

                                   Copies to:

                              Mark E. Lehman, Esq.
                            Parsons, Behle & Latimer
                         201 South Main St., Suite 1800
                          Salt Lake City, UT 84111-2218
                                 (801) 532-1234
                               (801) 536-6111 Fax

        Securities to be Registered Under Section 12(b) of the Act: None

          Securities to be Registered Under Section 12(g) of the Act:

                         Common Stock, $0.001 Par Value

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]                        Accelerated filer [ ]

Non-accelerated filer [ ]                          Smaller reporting company [X]

                       RENEWABLE ENERGY ACQUISITION CORP.

                                TABLE OF CONTENTS

                                                                        Page No.
                                                                        --------
Item 1.  Business                                                           3

Item 1A. Risk Factors                                                       6

Item 2.  Financial Information                                             10

Item 3.  Properties                                                        12

Item 4   Security Ownership of Certain Beneficial Owners and Managers      12

Item 5.  Directors and Executive Officers                                  13

Item 6.  Executive Compensation                                            14

Item 7.  Certain Relationships and Related Transactions, and Director
         Independence                                                      14

Item 8.  Legal Proceedings                                                 15

Item 9.  Market of and Dividends on the Registrant's Common Equity and
         Related Stockholder Matters                                       15

Item 10. Recent Sales of Unregistered Securities                           16

Item 11. Description of Registrant's Securities to Be Registered           16

Item 12. Indemnification of Directors and Officers                         18

Item 13. Financial Statements and Supplementary Data                       18

Item 14. Changes In and Disagreements with Accountants on Accounting and
         Financial Disclosure                                              18

Item 15. Financial Statements and Exhibits                                 19

                SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This registration form contains forward-looking statements. The forward-looking statements are contained principally in the sections "Item 1. Business," "Item 1A. Risk Factors," and "Item 2. Financial Information" These statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned "Risk Factors." In some cases, you can identify forward-looking statements by terms such as "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "should," "would" and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

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                                ITEM 1. BUSINESS

BUSINESS OVERVIEW

     Renewable Energy Acquisition Corp. (hereinafter referred to as "we", "us", "our", the "Company" or the "Registrant") was incorporated in the state of Nevada on June 21, 2007. Since inception, we have been engaged in organizational efforts, and have not generated any revenue to date. We were formed as a vehicle to pursue a merger, capital stock exchange, asset acquisition, or other similar business combination with an operating business in either the renewable energy or the environmental industries and their related infrastructures. To that end, we filed a registration statement on Form SB-2 with the Securities and Exchange Commission in December 2007 to raise capital to be employed in a future acquisition, which we withdrew in January 2008 before it went effective. We continue to be focused on acquiring a business in either the renewable energy or the environmental industries. We do not have any specific business combination under consideration and we have not (nor has anyone on our behalf), directly or indirectly, contacted any prospective target business or had any discussions, formal or otherwise, with respect to such a transaction with us. We have not (nor have any of our agents or affiliates) been approached by any candidates (or representative of any candidates) with respect to a possible acquisition transaction with our company. Additionally, we have not engaged or retained any agent or other representative to identify or locate any suitable acquisition candidate for us.

RENEWABLE ENERGY INDUSTRY AND ITS RELATED INFRASTRUCTURE

     The renewable energy industry and its related infrastructure generally includes the production, generation, transmission and distribution of electricity, heat, fuel and other consumable forms of energy through the utilization of renewable fuel sources such as geothermal, biofuels, synfuels, wind, ocean waves, "clean coal," and waste stream pyrolysis (to mention a few); and the infrastructure needed to maintain and operate the facilities, services and installations used in the foregoing areas.

     Although we may consider a target business in any segment of the renewable energy industry, we currently intend to concentrate our search for an acquisition candidate on companies in the following segments:

     *    Wind electric generation, distribution and transmission;
     *    Solar power;
     *    Co-generation;
     *    Bio-mass;
     *    Synthetic gas production, distribution and transmission;
     * Energy efficiency and energy conservation related products and services;
     *    Alternative transportation technologies;
     *    Steam generation and distribution;
     *    Alternative transportation technologies;
     *    Energy storage technologies;
     *    Other alternative and renewable energy technologies; and
     *    The development, installation or manufacturing of any of the above.

DEVELOPMENT PLAN

     Based on our proposed business activities, we are a "blank check" company. The U.S. Securities and Exchange Commission (the "SEC") defines "blank check" companies as "any development stage company that is issuing a penny stock, within the meaning of Section 3(a)(51) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and that has no specific business plan or purpose, or has indicated that its business plan is to merge with an unidentified company or companies." We also qualify as a "shell company," as defined under Rule 12b-2 adopted by the SEC pursuant to the Exchange Act, because we have no or nominal assets (other than cash) and no or nominal operations. Many states have enacted statutes, rules and regulations limiting

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the sale of securities of "blank check" companies in their respective jurisdictions. Management does not intend to undertake any efforts to cause a market to develop in our securities, either debt or equity, until we have successfully concluded a business combination. We intend to comply with the periodic reporting requirements of the Exchange Act for so long as we are subject to those requirements.

     We were organized as a vehicle to investigate and, if such investigation warrants, acquire a target company or business seeking the advantages of being a publicly held corporation. In order for a company to be listed on a U.S. stock exchange or a quotation system, such company must be subject to the periodic reporting requirements of the Exchange Act. On the date 60 days following the initial filing of this registration form, our common stock will be registered under Section 12(g) of the Exchange Act and we will be subject to the periodic reporting requirements of the Exchange Act. After the consummation of a business combination with an operating company, the surviving company arising from the transaction between us and a private operating company will continue to be subject to the reporting requirements of the Exchange Act. Although an operating company may choose to effect a business combination with a company that is trading on the OTC Bulletin Board in order to become public, purchasing an OTC Bulletin Board trading company is substantially more expensive than purchasing a Form 10 "blank check' company and such trading companies also may have liabilities or shareholder issues. Within three days after the consummation of the business combination transaction between a target operating company and us, the surviving company will need to file an extensive Form 8-K in connection with the transaction, including Form 10 type information on the private operating company. However, the aggregate expenses of purchasing a Form 10 blank check company and filing the Form 8-K will still be substantially lower than purchasing an OTC Bulletin Board company and have less risk to the shareholders of such company. Therefore, we believe that we would be attractive to a private operating company seeking to become public.

     We have a nominal amount of capital and will depend on our directors to provide us with the necessary funds to implement our business plan. We intend to seek opportunities demonstrating the potential of long-term growth as opposed to short-term earnings. However, at the present time, we have not identified any business opportunity that we plan to pursue, nor have we reached any agreement or definitive understanding with any person concerning an acquisition or merger.

     The analysis of new business opportunities will be undertaken by or under the supervision of our officers and directors. No discussions regarding the possibility of a business combination will occur until after the effective date of this registration form. Our officers and directors will devote approximately 10 hours per week to searching for a target company until an acquisition candidate is identified and the transaction closed. However, we believe that business opportunities may also come to our attention from various sources, including, professional advisors such as attorneys, and accountants, securities broker-dealers, venture capitalists, members of the financial community and others who may present unsolicited proposals. We have no plan, understanding, agreements, or commitments with any individual for such person to act as a finder of opportunities for us. We can give no assurances that we will be successful in finding or acquiring a desirable business opportunity, given the limited funds that are expected to be available to us for implementation of our business plan. Furthermore, we can give no assurances that any acquisition, if it occurs, will be on terms that are favorable to us or our current stockholders.

     As of this date we have not entered into any definitive agreement with any party, nor have there been any specific discussions with any potential business combination candidate regarding business opportunities for us. We have flexibility in seeking, analyzing and participating in potential business opportunities. In our effort to analyze potential acquisition targets, we will consider the following kinds of factors:

     * Potential for growth, indicated by new technology, anticipated market expansion or new products;
     * Competitive position as compared to other firms of similar size and experience within the industry segment as well as within the industry as a whole;
     * Strength and diversity of management, either in place or scheduled for recruitment;

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     *    Capital requirements and anticipated availability of required funds, to be provided from operations, through the sale of additional securities, through joint ventures or similar arrangements, or from other sources;
     * The cost of participation by us as compared to the perceived tangible and intangible values and potentials;
     *    The extent to which the business opportunity can be advanced;
     * The accessibility of required management expertise, personnel, raw materials, services, professional assistance, and other required items; and
     *    Other relevant factors.

     In applying the foregoing criteria, no one of which will be controlling, management will attempt to analyze all factors and circumstances and make a determination based upon reasonable investigative measures and available data. Potentially available business opportunities may occur in many different industries, and at various stages of development, all of which may make the task of comparative investigation and analysis of such business opportunities difficult and complex. Due to our limited capital available for investigation, we may not discover or be able to fully investigate potential adverse factors concerning the opportunity to be acquired.

FORM OF ACQUISITION

     The manner in which we participate in an opportunity will depend upon the nature of the opportunity, the respective needs and desires of us and the promoters of the opportunity, and the relative negotiating strength of us and such promoters.

     It is likely that we will acquire our participation in a business opportunity through the issuance of our common stock or other securities. Although the terms of any such transaction cannot be predicted, it should be noted that in certain circumstances the criteria for determining whether or not an acquisition is a so-called "tax free" reorganization under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), depends upon whether the owners of the acquired business own 80% or more of the voting stock of the surviving entity. If a transaction were structured to take advantage of these provisions rather than other "tax free" provisions provided under the Code, all prior stockholders would retain 20% or less of the total issued and outstanding shares of the surviving entity. Under other circumstances, depending upon the relative negotiating strength of the parties, prior stockholders may retain substantially less than 20% of the total issued and outstanding shares of the surviving entity. This could result in substantial additional dilution to the equity of those who are stockholders prior to the acquisition.

     Our present stockholders will likely not have control of our majority voting securities following an acquisition transaction. However, our present stockholders will benefit from such a transaction by retaining an equity interest in the surviving company, a cash payment in exchange for outstanding shares, or a combination of both cash and equity. As part of such a transaction, our present directors or officers may resign and one or more new directors or officers may be appointed in connection with the transaction.

     In the case of an acquisition, the transaction may be accomplished upon the sole determination of management without any vote or approval by stockholders. In the case of a statutory merger or consolidation directly involving us, it will likely be necessary to call a stockholders' meeting and obtain the approval of the holders of a majority of the outstanding securities. The necessity to obtain such stockholder approval may result in delay and additional expense in the consummation of any proposed transaction and will also give rise to certain appraisal rights to dissenting stockholders. Most likely, management will seek to structure any such transaction so as not to require stockholder approval.

     It is anticipated that the investigation of specific business opportunities and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require management time and attention and substantial cost for accountants, attorneys and others. If a decision is made not to participate in a specific business opportunity, the costs theretofore incurred in the related investigation might not be recoverable. Furthermore, even if an agreement is reached for the participation in a specific business opportunity, the failure to consummate that transaction may result in the loss to us of the related costs incurred.

WHERE YOU CAN FIND INFORMATION

     The public may read and copy any materials we file with the SEC in the SEC's Public Reference Section, Room 1580,100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Section by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be found at http://www.sec.gov.

                              ITEM 1A. RISK FACTORS

OWNERSHIP OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS REGISTRATION FORM WHEN EVALUATING YOUR INVESTMENT IN OUR COMPANY.

WE ARE A DEVELOPMENT STAGE COMPANY WITH NO OPERATIONS HISTORY AND, ACCORDINGLY, YOU WILL NOT HAVE ANY BASIS ON WHICH TO EVALUATE OUR ABILITY TO ACHIEVE OUR BUSINESS OBJECTIVE.

     We are a development stage company with no past or present business operations that would generate operating revenue. Since we do not have an operating history, you will have no basis upon which to evaluate our ability to achieve our business objective, which is to acquire an operating business in either the renewable energy or the environmental industries and their related infrastructures. We have not conducted any discussions and we have no plans, arrangements or understandings with any prospective acquisition candidates. We have no present revenues and will not generate any revenues until, at the earliest, after the consummation of a business combination.

WE HAVE NO CASH AND NO OPERATIONS AND MAY NOT HAVE ACCESS TO SUFFICIENT CAPITAL TO CONSUMMATE A BUSINESS COMBINATION.

     We expect funding required to pay expenses of maintain reporting company status and expenses of implementing our business plan will be provided by our directors. We may not be able to take advantage of any available business opportunities because of the limited and uncertain availability of capital. There is no assurance that our directors will have sufficient capital to provide us with the necessary funds to successfully implement our business plan or that our directors will continue to provide us with capital in the future.

THERE IS COMPETITION FOR THOSE PRIVATE COMPANIES SUITABLE FOR A MERGER TRANSACTION OF THE TYPE CONTEMPLATED BY MANAGEMENT.

     We are in a highly competitive market for a small number of business opportunities, which could reduce the likelihood of consummating a successful business combination. We are and will continue to be an insignificant participant in the business of seeking mergers with, joint ventures with, and acquisitions of small and mid-sized businesses. A large number of established and well-financed entities, including small public companies and venture capital firms, are active in mergers and acquisitions of companies that may be desirable target candidates for us. Nearly all these entities have significantly greater financial resources, technical expertise and managerial capabilities than we do; consequently, we will be at a competitive disadvantage in identifying possible business opportunities and successfully completing a business combination. These competitive factors may reduce the likelihood of our identifying and consummating a successful business combination.

SINCE WE HAVE NOT YET SELECTED ANY TARGET BUSINESS WITH WHICH TO COMPLETE A BUSINESS COMBINATION AND ARE NOT LIMITED TO ANY PARTICULAR INDUSTRY, WE ARE UNABLE TO CURRENTLY ASCERTAIN THE MERITS AND RISKS OF THE BUSINESS OPERATIONS.

     Because we have not yet identified a prospective target business and are not limited to any particular industry, investors in this offering have no current basis to evaluate the possible merits or risks of the particular industry in which we may ultimately operate or the target business that we may ultimately acquire. To the extent we complete a business combination with a financially unstable company or an entity in its development stage, we may be affected by numerous risks inherent in the business operations of those entities. If we complete a business combination with an entity in an industry characterized by a high level of risk, we may be adversely affected by the

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currently unascertained risks of that industry. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors. Subject to the limitations that a target business be in either the renewable energy or environmental industries at the time of the acquisition, we will have virtually unrestricted flexibility in identifying and selecting a prospective acquisition candidate.

WE ARE A DEVELOPMENT STAGE COMPANY, AND OUR FUTURE SUCCESS IS HIGHLY DEPENDENT ON THE ABILITY OF MANAGEMENT TO LOCATE AND ATTRACT A SUITABLE ACQUISITION.

     We are a development stage company seeking a business venture in which to participate. The exact nature of our future business is unknown. The success of our business plan will depend to a great extent on the operations, financial condition and management of the identified business opportunity. While management intends to seek a business combination with an entity having an established operating history, we cannot assure you that we will be successful in locating candidates meeting that criterion. In the event we complete a business combination, the success of our operations may be dependent upon management of the successor firm or venture partner firm and numerous other factors beyond our control.

THE TIME AND COST OF PREPARING A PRIVATE COMPANY TO BECOME A PUBLIC REPORTING COMPANY MAY PRECLUDE US FROM ENTERING INTO A MERGER OR ACQUISITION WITH THE MOST ATTRACTIVE ACQUISITION CANDIDATES.

     Target companies that fail to comply with SEC reporting requirements may delay or preclude acquisition. Sections 13 and 15(d) of the Exchange Act require reporting companies to provide certain information about significant acquisitions, including audited financial statements for the company acquired, covering one, two, or three years, depending on the relative size of the acquisition. The time and additional costs that may be incurred by some target entities to prepare these statements may significantly delay or essentially preclude consummation of an acquisition.

WE MAY BE SUBJECT TO FURTHER GOVERNMENT REGULATION WHICH WOULD ADVERSELY AFFECT OUR OPERATIONS.

     Although we will be subject to the reporting requirements under the Exchange Act, management believes we will not be subject to regulation under the Investment Company Act of 1940, as amended (the "Investment Company Act"), since we will not be engaged in the business of investing or trading in securities. If we engage in a business combination that results in our holding passive investment interests in a number of entities, we could be subject to regulation under the Investment Company Act. If so, we would be required to register as an investment company and incur significant registration and compliance costs. We have obtained no formal determination from the SEC as to our status under the Investment Company Act and, consequently, violation of the Investment Company Act could subject us to material adverse consequences.

OUR DIRECTORS AND OFFICERS WILL ALLOCATE THEIR TIME TO OTHER BUSINESS ACTIVITIES, THEREBY CAUSING CONFLICTS OF INTERESTS IN THEIR DETERMINATION AS TO HOW MUCH TIME TO DEVOTE TO OUR AFFAIRS. THIS CONFLICT OF INTEREST COULD HAVE A NEGATIVE IMPACT ON OUR ABILITY TO CONSUMMATE A BUSINESS COMBINATION.

     Our directors and officers are not required to commit full time to our affairs, which may result in a conflict of interest in allocating their time between our business plan and other work or business activities. We do not intend to have any full time employees prior to the consummation of a business combination. If the other work or business activities of our directors and officers require them to devote a greater amount of time to such affairs, it could limit their ability to devote time to our affairs and could have a negative impact on our ability to consummate a business combination. We cannot assure you that these conflicts will be resolved in our favor.

ANY POTENTIAL ACQUISITION OR MERGER WITH A FOREIGN COMPANY MAY SUBJECT US TO ADDITIONAL RISKS.

     If we enter into a business combination with a foreign company, we will be subject to risks inherent in business operations outside of the United States. These risks include, for example, currency fluctuations, regulatory problems, punitive tariffs, unstable local tax policies, trade embargoes, risks related to shipment of raw materials and finished goods across national borders and cultural and language differences. Foreign economies may differ favorably or unfavorably from the United States economy in growth of gross national product,

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rate of inflation, market development, rate of savings, and capital investment, resource self-sufficiency and balance of payments positions, and in other respects.

THERE IS CURRENTLY NO TRADING MARKET FOR OUR COMMON STOCK, AND LIQUIDITY OF SHARES OF OUR COMMON STOCK IS LIMITED.

     Our shares of common stock are not registered under the securities laws of any state or other jurisdiction, and accordingly there is no public trading market for our common stock. Further, no public trading market is expected to develop in the foreseeable future unless and until we complete a business combination with an operating business and we thereafter file a registration statement under the Securities Act of 1933, as amended (the "Securities Act"). Therefore, outstanding shares of our common stock cannot be offered, sold, pledged or otherwise transferred unless subsequently registered pursuant to, or exempt from registration under, the Securities Act and any other applicable federal or state securities laws or regulations. Compliance with the criteria for securing exemptions under federal securities laws and the securities laws of the various states is complex, especially in respect of those exemptions affording flexibility and the elimination of trading restrictions in respect of securities received in exempt transactions and subsequently disposed of without registration under the Securities Act or state securities laws.

THERE ARE ISSUES IMPACTING LIQUIDITY OF OUR SECURITIES WITH RESPECT TO THE SEC'S REVIEW OF A FUTURE RESALE REGISTRATION STATEMENT.

     Since our shares of common stock issued prior to a business combination or reverse merger cannot currently, nor will they for a considerable period of time after we complete a business combination, be available to be offered, sold, pledged or otherwise transferred without being registered pursuant to the Securities Act, we will likely file a resale registration statement on Form S-1, or some other available form, to register for resale such shares of common stock. We cannot control this future registration process in all respects as some matters are outside our control. Even if we are successful in causing the effectiveness of the resale registration statement, there can be no assurances that the occurrence of subsequent events may not preclude our ability to maintain the effectiveness of the registration statement. Any of the foregoing items could have adverse effects on the liquidity of our shares of common stock. In addition, the SEC has recently disclosed that it has developed internal informal guidelines concerning the use of a resale registration statement to register the securities issued to certain investors in private investment in public equity (PIPE) transactions, where the issuer has a market capitalization of less than $75 million and, in general, does not qualify to file a Registration Statement on Form S-3 to register its securities. The SEC has taken the position that these smaller issuers may not be able to rely on Rule 415 under the Securities Act ("Rule 415"), which generally permits the offer and sale of securities on a continued or delayed basis over a period of time, but instead would require that the issuer offer and sell such securities in a direct or "primary" public offering, at a fixed price, if the facts and circumstances are such that the SEC believes the investors seeking to have their shares registered are underwriters and/or affiliates of the issuer. It appears that the SEC in most cases will permit a registration for resale of up to one third of the total number of shares of common stock then currently owned by persons who are not affiliates of such issuer and, in some cases, a larger percentage depending on the facts and circumstances. Staff members also have indicated that an issuer in most cases will have to wait until the later of six months after effectiveness of the first registration or such time as substantially all securities registered in the first registration are sold before filing a subsequent registration on behalf of the same investors. Since, following a reverse merger or business combination, we may have little or no tradable shares of common stock, it is unclear as to how many, if any, shares of common stock the SEC will permit us to register for resale, but SEC staff members have indicated a willingness to consider a higher percentage in connection with registrations following reverse mergers with shell companies such as us. The SEC may require as a condition to the declaration of effectiveness of a resale registration statement that we reduce or "cut back" the number of shares of common stock to be registered in such registration statement. The result of the foregoing is that a stockholder's liquidity in our common stock may be adversely affected in the event the SEC requires a cut back of the securities as a condition to allow us to rely on Rule 415 with respect to a resale registration statement, or, if the SEC requires us to file a primary registration statement.

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WE HAVE NEVER PAID DIVIDENDS ON OUR COMMON STOCK.

     We have never paid dividends on our common stock and do not presently intend to pay any dividends in the foreseeable future. We anticipate that any funds available for payment of dividends will be re-invested into us to further our business strategy.

WE MAY BE SUBJECT TO CERTAIN TAX CONSEQUENCES IN OUR BUSINESS, WHICH MAY INCREASE OUR COST OF DOING BUSINESS.

     We may not be able to structure our acquisition to result in tax-free treatment for the companies or their stockholders, which could deter third parties from entering into certain business combinations with us or result in being taxed on consideration received in a transaction. Currently, a transaction may be structured so as to result in tax-free treatment to both companies, as prescribed by various federal and state tax provisions. We intend to structure any business combination so as to minimize the federal and state tax consequences to both us and the target entity; however, we cannot guarantee that the business combination will meet the statutory requirements of a tax-free reorganization or that the parties will obtain the intended tax-free treatment upon a transfer of stock or assets. A non-qualifying reorganization could result in the imposition of both federal and state taxes that may have an adverse effect on both parties to the transaction.

WE INTEND TO ISSUE MORE SHARES IN A MERGER OR ACQUISITION, WHICH WILL RESULT IN SUBSTANTIAL DILUTION.

     Our Articles of Incorporation authorizes the issuance of a maximum of 50,000,000 shares of common stock with a par value of $0.001 per share. The total number of shares of preferred stock authorized is 5,000,000 with a par value of $0.001 per share, all of which are undesignated as to class, powers, designations, preferences, limitations, voting rights, restrictions, or relative rights. Any merger or acquisition effected by us may result in the issuance of additional securities without stockholder approval and may result in substantial dilution in the percentage of our common stock held by our then existing stockholders.

     Moreover, the securities issued in any such merger or acquisition transaction may be valued on an arbitrary or non-arm's-length basis by our management, resulting in an additional reduction in the percentage of common stock held by our then existing stockholders. Our board of directors has the power to issue any or all of such authorized but unissued shares without stockholder approval. To the extent that additional shares of common stock or preferred stock are issued in connection with a business combination or otherwise, dilution to the interests of our stockholders will occur and the rights of the holders of common stock might be materially adversely affected.

WE HAVE CONDUCTED NO MARKET RESEARCH OR IDENTIFICATION OF BUSINESS OPPORTUNITIES, WHICH MAY AFFECT OUR ABILITY TO IDENTIFY A BUSINESS TO MERGE WITH OR ACQUIRE.

     We have not conducted market research concerning prospective business opportunities, nor have others made the results of such market research available to us. Therefore, we have no assurances that market demand exists for a merger or acquisition as contemplated by us. Our management has not identified any specific business combination or other transactions for formal evaluation by us, such that it may be expected that any such target business or transaction will present such a level of risk that conventional private or public offerings of securities or conventional bank financing will not be available. There is no assurance that we will be able to acquire a business opportunity on terms favorable to us. Decisions as to which business opportunity to participate in will be unilaterally made by our management, which may act without the consent, vote or approval of our stockholders.

BECAUSE WE MAY SEEK TO COMPLETE A BUSINESS COMBINATION THROUGH A "REVERSE MERGER", FOLLOWING SUCH A TRANSACTION WE MAY NOT BE ABLE TO ATTRACT THE ATTENTION OF MAJOR BROKERAGE FIRMS.

     Additional risks may exist since we will assist a privately held business to become public through a "reverse merger." Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf of our post-merger company in the future.

WE CANNOT ASSURE YOU THAT FOLLOWING A BUSINESS COMBINATION WITH AN OPERATING BUSINESS, OUR COMMON STOCK WILL BE LISTED ON NASDAQ OR ANY OTHER SECURITIES EXCHANGE, OR ANY U.S. QUOTATION SYSTEM.

     Following a business combination, we may seek the listing of our common stock on NASDAQ or the American Stock Exchange (n/k/a NYSE Alternext). However, we cannot assure you that following such a transaction, we will be able to meet the initial listing standards of either of those or any other stock exchange, or that we will be able to maintain a listing of our common stock on either of those or any other stock exchange. After completing a business combination, until our common stock is listed on NASDAQ or another stock exchange, we expect that our common stock would be eligible to trade on the OTC Bulletin Board, an over-the-counter quotation system, or on the "pink sheets," where our stockholders may find it more difficult to dispose of shares or obtain accurate quotations as to the market value of our common stock. In addition, we would be subject to an SEC rule that imposes various practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors, if we or our common stock fail to meet the criteria set forth in the rule. Consequently, such rule may deter broker-dealers from recommending or selling our common stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital following a business combination.

AUTHORIZATION OF PREFERRED STOCK

     Our Articles of Incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock with a par value of $0.001 per share, with designations, rights, and preferences determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. Although we have no present intention to issue any shares of authorized preferred stock, there can be no assurance that we will not do so in the future.

CONTROL BY MANAGEMENT

     Management currently controls and votes 100% of our issued and outstanding common stock. Consequently, management has the ability to influence control of our operations and, acting together, will have the ability to influence or control substantially all matters submitted to stockholders for approval, including: election or removal of directors; amendment of our articles of incorporation; and, mergers, acquisitions and other corporate actions where stockholder approval is required or sought. Therefore, these stockholders will have substantial influence over our management and affairs and other stockholders possess no practical ability to remove management or affect the operation of our business.

                          ITEM 2. FINANCIAL INFORMATION

SELECTED FINANCIAL DATA

     As a smaller reporting company, we are not required to provide the information listed in Item 301 of Regulation S-K.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     We were organized as a vehicle to investigate and, if such investigation warrants, acquire a target company or business seeking the advantages of being a publicly held corporation. In order for a company to be listed on a U.S. stock exchange or a quotation system, such company must be subject to the periodic reporting requirements of the Exchange Act On the date 60 days following the initial filing of this registration form, our common stock will be registered under Section 12(g) of the Exchange Act and we will be subject to the periodic reporting requirements of the Exchange Act. After the consummation of a business combination with an operating company, the surviving company arising from the transaction between us and a private operating company will continue to be subject to the reporting requirements of the Exchange Act. Although an operating company may choose to effect a business combination with a company that is trading on the OTC Bulletin Board in order to become public, purchasing an OTC Bulletin Board trading company is substantially more expensive than purchasing a Form 10 "blank check' company and such trading companies also may have liabilities or shareholder issues. Within three days after the consummation of the business combination transaction between a target operating company and us, the surviving company will need to file an extensive Form 8-K in connection with the transaction, including Form 10 type information on the private operating company. However, the aggregate expenses of purchasing a Form 10 blank check company and filing the Form 8-K will still be substantially lower than purchasing an OTC Bulletin Board company and have less risk to the shareholders of such company. Therefore, we believe that we would be attractive to a private operating company seeking to become public.

     We were formed as a vehicle to pursue a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business in either the renewable energy or the environmental industries and their related infrastructures. The renewable energy industry and its related infrastructure generally includes the production, generation, transmission and distribution of electricity, heat, fuel and other consumable forms of energy through the utilization of renewable fuel sources such as geothermal, biofuels, synfuels, wind, ocean waves, "clean coal," and waste stream pyrolysis (to mention a few); and the infrastructure needed to maintain and operate the facilities, services and installations used in the foregoing areas.

     Although we may consider a target business in any segment of the renewable energy industry, we currently intend to concentrate our search for an acquisition candidate on companies in the following segments:

     *    Wind electric generation, distribution and transmission;
     *    Solar power;
     *    Co-generation;
     *    Bio-mass;
     *    Synthetic gas production, distribution and transmission;
     * Energy efficiency and energy conservation related products and services;
     *    Alternative transportation technologies;
     *    Steam generation and distribution;
     *    Alternative transportation technologies;
     *    Energy storage technologies;
     *    Other alternative and renewable energy technologies; and
     *    The development, installation or manufacturing of any of the above.

     We have a nominal amount of capital and will depend on our directors to provide us with the necessary funds to implement our business plan. We intend to seek opportunities demonstrating the potential of long-term growth as opposed to short-term earnings. However, at the present time, we have not identified any business opportunity that we plan to pursue, nor have we reached any agreement or definitive understanding with any person concerning an acquisition or merger.

     The analysis of new business opportunities will be undertaken by or under the supervision of our officers an directors. No discussions regarding the possibility of a business combination will occur until after the effective date of this registration form. Our officers and directors will devote approximately 10 hours per week to searching for a target company until an acquisition candidate is identified and the transaction closed. However, we believe that business opportunities may also come to our attention from various sources, including, professional advisors such as attorneys, and accountants, securities broker-dealers, venture capitalists, members of the financial community and others who may present unsolicited proposals. We have no plan, understanding, agreements, or commitments with any individual for such person to act as a finder of opportunities for us. We can give no assurances that we will be successful in finding or acquiring a desirable business opportunity, given the limited funds that are expected to be available to us for implementation of our business plan. Furthermore, we can give no assurances that any acquisition, if it occurs, will be on terms that are favorable to us or our current stockholders.

     During the next 12 months we anticipate incurring costs related to filing of periodic reports under the Exchange Act, seeking a prospective business acquisition and, if an attractive prospect is located, pursue completion of an acquisition. We believe we will be able to meet these costs through use of our working capital, which was $5,409 at December 31, 2009, and additional capital we believe will be made available as needed by our directors.

     We anticipate that the selection of a business combination will be complex and risky. Because of general economic conditions, rapid technological advances being made in some industries and shortages of available capital, our management believes that there are numerous firms seeking the perceived benefits of becoming a publicly traded corporation. Such perceived benefits of becoming a publicly traded corporation include, among other things, facilitating or improving the terms on which additional equity financing may be obtained, providing liquidity for the principals of and investors in a business, creating a means for providing stock options or similar benefits to key employees, and offering greater flexibility in structuring acquisitions, joint ventures and the like through the issuance of stock.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     As a smaller reporting company, we are not required to provide the information listed in Item 305 of Regulation S-K.

                               ITEM 3. PROPERTIES

     We maintain our principal office at 10935 57th Avenue No., Plymouth, MN 55442, which is the personal residence of Craig S. Laughlin, an officer, director, and principal stockholder, where he maintains a home office. There is no agreement or arrangement to compensate Mr. Laughlin for the use of this home office and we do not intend to pay any compensation for the use of such space before we consummate the acquisition of a business or technology.

     ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of our common stock as of February 22, 2010, by each of our officers and directors and all our officers and directors as a group. The only persons who are the beneficial owners of 5% of our outstanding shares of common stock at February 22, 2010, are also our officers and directors. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

                                                   Number of       Percentage
Name and Address                                    Shares           Owned
----------------                                    ------           -----

Craig S. Laughlin                                   275,000           25%
10935 57th Avenue No.
Plymouth, Minnesota 55442

Larry Hopfenspirger                                 275,000           25%
2025 Nicollet Ave. So., Suite 203
Minneapolis, MN 55404

Corey Sandberg                                      275,000           25%
8966 Comstock Lane No.
Maple Grove, MN 55311

Dan Ye                                              275,000           25%
3801 Connecticut Ave. NW #614
Washington, DC 20008

All Executive officers and
Directors as a Group (4 persons)                  1,100,000          100%

                    ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

     Our business will be managed by our officers and directors. The following persons are our officers and directors:

Name                   Age                   Position                                Since
----                   ---                   --------                                -----
Craig S. Laughlin             President, Chief Executive Officer and Director     June 2007
Larry Hopfenspirger           Treasurer and Director                              June 2007
Corey Sandberg                Secretary and Director                              August 2008
Dan Ye                        Director                                            September 2009

     Our directors serve for a term beginning with election and ending with resignation, removal by the stockholders, or election of a successor by the stockholders. Executive officers serve by appointment at the discretion of the board of directors.

     CRAIG S. LAUGHLIN, PRESIDENT, CHIEF EXECUTIVE OFFICER, AND DIRECTOR. Mr. Laughlin is the founder and President of SRC Funding, Inc., which is a private company owned by Mr. Laughlin. For the past five years Mr. Laughlin has provided business consulting services and engaged in private investment activity through SRC Funding. During the past five years, Mr. Laughlin has served as chairman and secretary of Merlin Marketing International, Inc., a privately held Nevada corporation engaged in the business of distributing sound system components. He has also served for the past five years as a director of Gold Standard Medical, Inc., a company that holds certain patent rights to a blood gas monitoring device, but has suspended further research and development of the technology pending reorganization of the company and obtaining additional capital. From August 2002 to July 2006, Mr. Laughlin served as an officer and director of Dinewise, Inc. (formerly SimplaGene USA, Inc.), a publicly-held direct to consumer retailer of branded, prepared, premium quality frozen proteins (such as beef, chicken, pork and fish), meals, soups, appetizers and deserts. Prior to the July 2006, Dinewise (then SimplaGene USA) was an inactive shell corporation. From June 2005 to April 2006, Mr. Laughlin served as a director of Dotronix, Inc., and served as its president and chief financial officer from October 2005 to April 2006. Dotronix is a publicly-held company that was engaged in the electronic display business until June 2005, when it discontinued operations and began a search for a new business venture in which to participate, which resulted in the acquisition of an over-the-counter health care products business in April 2006.

     LARRY HOPFENSPIRGER, TREASURER AND DIRECTOR. Mr. Hopfenspirger has, for the past five years, been primarily engaged in the business of investing privately in multi-family residential and commercial real estate in the Minneapolis-St. Paul metropolitan area in Minnesota. He personally oversees the management of 22 apartment buildings, totaling 410 units; and commercial properties (two office buildings, two retail properties, one warehouse facility, and one production facility), totaling over 160,000 square feet.

     COREY SANDBERG, SECRETARY AND DIRECTOR. From June 2006 to the present, Mr. Sandberg has been an independent consultant in the areas of business startup, organizational management, and operational improvement initiatives, both strategic and tactical, for public and private companies. Prior to becoming an independent consultant, Mr. Sandberg served as Vendor Relationship and Project Manager with American Express Financial Advisors. Mr. Sandberg is a graduate of the University of Minnesota, Twin Cities with a Bachelor of Arts degree in Japanese Language & Culture.

     DAN YE, DIRECTOR. From December 2006 to the present, Mr. Ye has been a legal and technology consultant for Sinautec Inc., through which he has advised numerous Chinese renewable energy companies in the electric vehicle, energy storage, and dimethyl ether industry. Mr. Ye is a principal owner and Chief Executive Officer of Sinautec Automobile Technologies, LLC, a Virginia limited liability company formed by Mr. Ye in November 2007 to market ultracapacitor electric public transportation vehicles. Prior to December 2006, Mr. Ye attended The Ohio States University College of Law, where he earned his law degree.

                         ITEM 6. EXECUTIVE COMPENSATION

     No officer or director has received any compensation from us. Until we consummate a business combination, it is not anticipated that any officer or director will receive compensation from us. We have no stock option, retirement, pension, or profit-sharing programs for the benefit of directors, officers or other employees. Officers and directors intend to devote no more than a few hours a week, on a voluntary and uncompensated basis, to our business affairs. There are no understandings or agreements regarding compensation our management will receive after a business combination that is required to be included in this table or otherwise.

     As a smaller reporting company, we are not required to provide the information listed in Item 407(e)(4) of Regulation S-K.

             ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                           AND DIRECTOR INDEPENDENCE

RELATIONSHIPS AND TRANSACTIONS

     In June 2007, we issued 500,000 shares of our common stock for $25,000 in cash, or a purchase price of $0.05 per share. Craig Laughlin and Larry Hopfenspirger each purchased 250,000 shares. In September 2007, Mr. Hopfenspirger sold 125,000 of his shares to an unrelated third party at the time he was elected to the board of directors, and those shares were subsequently sold to Dan Ye when he became a director. Furthermore, in September 2009, Mr. Laughlin sold 125,000 shares he owned to Corey Sandberg when he became a director. All of these transaction were made at the same price at which the shares were originally sold by us, which was $0.05 per share.

     In June 2007, we obtained additional capital in the total amount of $25,000 through advances made by Craig Laughlin and Larry Hopfenspirger. The advances were represented by notes that were non-interest bearing and due August 31, 2008, or ten days following the closing of a proposed stock offering, which was never completed. In September 2009, we repaid $19,000 of the notes and issued to Messrs. Laughlin and Hopfenspirger a total of 300,000 common shares in exchange for cancellation of the remaining $6,000 of debt.

     We will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by us, which will be reviewed only by our board.

     All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors, will be on terms believed by us to be no less favorable than are available from unaffiliated third parties and such transactions or loans, including any forgiveness of loans, will require prior approval in each instance by a majority of our uninterested "independent" directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case who have access, at our expense, to our attorneys or independent legal counsel.

     The board of directors has determined that none of its directors is "independent" under the criteria set forth in Rule 5065(a)(2) of the Nasdaq Listing Rules. The board does not have a separately designated audit, nominating, or compensation committee, so the functions normally attributed to these committees are performed by the entire board. Accordingly, none of our directors is "independent" under applicable Nasdaq Listing Rules that define independence for purposes of directors performing the functions of such committees.

CONFLICTS OF INTEREST

     Certain conflicts of interest could arise in the future, including, but not limited to, the following:

     * None of our officers and directors is required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating management time among various business activities.
     * In the course of their other business activities, our officers and directors may become aware of investment and business opportunities that may be appropriate for presentation to us as well as the other entities with which they are affiliated. They may have conflicts of interest in determining to which entity a particular business opportunity should be presented.
     * Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by us.
     * Since all of our directors own shares of our common stock that could be sold, in whole or in part, as a negotiated element of a business acquisition, our board may have a conflict of interest in determining whether a particular target business is appropriate to effect a business combination. The personal and financial interests of our directors and officers may influence their motivation in identifying and selecting a target business and completing a business combination.

     In general, officers and directors of a Nevada corporation are required to present business opportunities to a corporation if:

     *    the corporation could financially undertake the opportunity;
     *    the opportunity is within the corporation's line of business; and
     * it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

     Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

                            ITEM 8. LEGAL PROCEEDINGS

     Presently, there are no pending legal proceedings to which we are a party or as to which any of our property is subject, and no such proceedings are known to us to be threatened or contemplated.

        ITEM 9. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

     Our common stock is not trading on any stock exchange or over-the-counter. We are not aware of any market activity in our common stock since its inception through the date of this filing.

HOLDERS

     As of February 22, 2010, there were four stockholders of record, who owned all of the 1,100,000 shares of our common stock issued and outstanding.

DIVIDENDS

     We have not paid any cash dividends to date and do not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of our business.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

     We do not have compensation plans under which equity securities are authorized for issuance to any person.

PERFORMANCE GRAPH

     As a smaller reporting company, we are not required to provide the information listed in Item 201(e) of Regulation S-K.

                ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

     In June of 2007, we issued 500,000 shares of common stock to two founders who are also officers and directors for $25,000. In addition, these persons advanced to us a total of $25,000 in exchange for promissory notes due the earlier of one year from the date of issuance or a public offering of our common stock on specified terms. In September 2009, we repaid $19,000 of the promissory notes, and issued a total of 300,000 common shares to two officers and directors in exchange for cancellation of the remaining $6,000 principal balance of the notes. We believe these transactions were exempt from registration under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

     In September 2009, we sold a total of 300,000 shares of common stock to two of our directors at a price of $0.02 per share. We raised a total of $6,000. We believe these transactions were exempt from registration under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

        ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

GENERAL

     We are authorized to issue 50,000,000 shares of common stock, par value $0.001, and 5,000,000 shares of preferred stock, par value $0.001. As of the date of this registration form, 1,100,000 shares of common stock are outstanding, held by four stockholders of record. No shares of preferred stock are currently outstanding.

COMMON STOCK

     All shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the board of directors out of funds legally available. In the event of liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities and any preference on preferred stock that may be then outstanding. The stockholders do not have cumulative or preemptive rights.

PREFERRED STOCK

     We are authorized to issue up to 5,000,000 shares of preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. Our preferred stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by our board of directors. Our board of directors is expressly authorized to fix:

     *    Voting rights
     *    The consideration for which the shares are to be issued

     *    The number of shares constituting each series
     * Whether the shares are subject to redemption and the terms of redemption
     * The rate of dividends, if any, and the preferences and whether such dividends shall be cumulative or noncumulative
     * The rights of preferred stockholders regarding liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the Company
     * The rights of preferred stockholders regarding conversion or exchange of shares for another class of our shares

     Our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights, which could adversely affect the voting power or other rights of the holders of common stock.

     The availability of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging takeover proposals, and the issuance of preferred stock could have the effect of delaying or preventing a change in control of our company not approved by the board of directors. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

RULE 144

     All of our outstanding shares of common stock are "restricted securities" as defined in Rule 144 adopted under the Securities Act of 1933, as amended. The securities we issue in a transaction to acquire a business opportunity or technology will most likely be restricted securities. Since we are a shell company, we believe the resale of restricted securities will be subject to the restrictions described below.

     Rule 144 provides that a person who has beneficially owned restricted shares of our common stock for at least six months is entitled to sell the securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding a sale, (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale, and (iii) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

     Persons who have beneficially owned restricted shares of our common stock for at least six months, but who are our affiliates or were affiliates at any time during the three months preceding a sale, are subject to additional restrictions that they:

     * may sell within any three-month period only a number of securities that does not exceed the greater of one percent of the total number of securities of the same class then outstanding, or the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;
     *    comply with the manner of sale requirements of Rule 144; and
     *    file a Form 144 in connection with the sale.

     The foregoing notwithstanding, Rule 144 is not available for the resale of restricted securities issued by any shell company (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. This prohibition on shell companies does not apply if the following conditions are met:

     *    The issuer of the securities that has ceased to be a shell company;

     * The issuer of the securities is subject to the reporting requirements of Section 14 or 15(d) of the Exchange Act;
     * The issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and
     * At least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

As a result, it is likely that pursuant to Rule 144, stockholders who receive our restricted securities in a business combination will not be able to sell our shares without registration until at least one year as elapsed after we have completed our initial business combination.

               ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Nevada law provides liberal indemnification of officers and directors of Nevada corporations.

     Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any officer, director, employee, or agent, who is, was, or is threatened to be, made a party to any action, whether civil, criminal, administrative, or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was an officer, director, employee, or agent, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a criminal action, he had no reasonable cause to believe that his conduct was unlawful. In the case in which a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of such action, the corporation must indemnify him for expenses, including attorneys' fees, actually and reasonably incurred by him.

     Our Articles and By-Laws provide for the mandatory indemnification and reimbursement of any director or officer against expenses actually and necessarily incurred by them in connection with the defense of an action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of the corporation, except in relation to matters as to which any such director or officer shall be adjudged to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under By-Law, agreement, and vote of stockholders or otherwise.

              ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

     The financial statements and supplementary data required by this item are set forth at the end of this registration form beginning with a table of contents to the financial statements on page F-1.

            ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

     There are not, and have not been, any disagreements between us and our accountants on any matter of accounting principles, practices, or financial statement disclosure.

                   ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

LIST OF FINANCIAL STATEMENTS

     Balance Sheets, as of December 31, 2009, 2008 and 2007

     Statements of Operations and Comprehensive Loss for each of the years ended December 31, 2009 and 2008 and for the period from June 21, 2007 (date of incorporation) through December 31, 2007 and for the period from June 21, 2007 (date of incorporation) through December 31, 2009

     Statements of Changes in Stockholders' Equity for the period from June 21, 2007 (date of incorporation) through December 31, 2009

     Statements of Cash Flows for each of the years ended December 31, 2009 and 2008 and for the period from June 21, 2007 (date of incorporation) through December 31, 2007 and for the period from June 21, 2007 (date of incorporation) through December 31, 2009

     Notes to Financial Statements

EXHIBITS

     The following documents are furnished as exhibits to the registration form pursuant to Item 601 of Regulation S-K.


Exhibit No.                           Title of Document
-----------                           -----------------

   3.1         Articles of Incorporation

   3.2         By-Laws

   10.1        Promissory Note dated June 29, 2007 issued to Craig Laughlin

   10.2        Promissory Note dated June 29, 2007 issued to Larry Hopfenspirger

   10.3 Form of Subscription Agreement with Craig Laughlin and Larry Hopfenspirger - June 2007

   10.4 Form of Subscription Agreement with Corey Sandberg and Dan Ye - September 2009

   10.5 Form of Subscription Agreement with Craig Laughlin and Larry Hopfenspirger for exchange of promissory notes - September 2009

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                  RENEWABLE ENERGY ACQUISITION CORP.


Date: March 3, 2010               By: /s/ Craig S. Laughlin
                                      ------------------------------------------
                                      Craig S. Laughlin, Chief Executive Officer

                       RENEWABLE ENERGY ACQUISITION CORP.
                          (a development stage company)

                                    CONTENTS

                                                                            Page
                                                                            ----

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM            F-2

FINANCIAL STATEMENTS

   Balance Sheets
     as of December 31, 2009, 2008 and 2007                                  F-3

   Statements of Operations and Comprehensive Loss                           F-4
    for each of the years ended December 31, 2009 and 2008 and for the period from June 21, 2007 (date of incorporation)
     through December 31, 2007 and
    for the period from June 21, 2007 (date of incorporation) through December 31, 2009

   Statements of Changes in Stockholders' Equity                             F-5
    for the period from June 21, 2007 (date of incorporation) through December 31, 2009

   Statements of Cash Flows                                                  F-6
    for each of the years ended December 31, 2009 and 2008 and for the period from June 21, 2007 (date of incorporation)
     through December 31, 2007 and
    for the period from June 21, 2007 (date of incorporation) through December 31, 2009

   Notes to Financial Statements                                             F-7

                        LETTERHEAD OF S. W. HATFIELD, CPA


        REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Renewable Energy Acquisition Corp.

We have audited the accompanying balance sheets of Renewable Energy Acquisition Corp. (a Nevada corporation and a development stage company) as of December 31, 2009, 2008 and 2007 and the related statements of operations and comprehensive loss, changes in stockholders' equity and cash flows for each of the years ended December 31, 2009 and 2008, the period from June 21, 2007 (date of incorporation) through December 31, 2007 and for the period from June 21, 2007 (date of incorporation) through December 31, 2009, respectively. These financial statements are the sole responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Renewable Energy Acquisition Corp. (a development stage company) as of as of December 31, 2009, 2008 and 2007 and the related statements of operations and comprehensive loss, changes in stockholders' equity and cash flows for each of the years ended December 31, 2009 and 2008, the period from June 21, 2007 (date of incorporation) through December 31, 2007 and for the period from June 21, 2007 (date of incorporation) through December 31, 2009, respectively, in conformity with generally accepted accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note C to the financial statements, the Company has no viable operations or significant assets and is dependent upon significant stockholders to provide sufficient working capital to maintain the integrity of the corporate entity. These circumstances create substantial doubt about the Company's ability to continue as a going concern and are discussed in Note C. The financial statements do not contain any adjustments that might result from the outcome of these uncertainties.


                                        /s/ S. W. Hatfield, CPA
                                        -------------------------------
                                        S. W. HATFIELD, CPA

Dallas, Texas
February 12, 2010 (except for Note I
 as to which the date is February 17, 2010)

                       RENEWABLE ENERGY ACQUISITION CORP.
                          (a development stage company)
                                 BALANCE SHEETS
                        December 31, 2009, 2008 and 2007

                                                                  December 31,       December 31,       December 31,
                                                                     2009               2008               2007
                                                                   --------           --------           --------
                                     ASSETS

CURRENT ASSETS
  Cash on hand and in bank                                         $  5,556           $ 21,556           $  7,087
  Prepaid expenses                                                       28                 --             16,200
                                                                   --------           --------           --------

      TOTAL ASSETS                                                 $  5,584           $ 21,556           $ 23,287
                                                                   ========           ========           ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
  Notes payable to stockholders                                    $     --           $ 25,000           $ 25,000
  Accounts payable to officer                                           175                175                175
                                                                   --------           --------           --------

      TOTAL LIABILITIES                                                 175             25,175             25,175
                                                                   --------           --------           --------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)
  Preferred stock - $0.001 par value
   5,000,000 shares authorized
   None issued and outstanding                                           --                 --                 --
  Common stock - $0.001 par value
   50,000,000 shares authorized
   1,100,000, 500,000 and 500,000 shares
   issued and outstanding                                             1,100                500                500
  Additional paid-in capital                                         39,286             26,768             25,264
  Deficit accumulated during the development stage                  (34,977)           (30,887)           (27,652)
                                                                   --------           --------           --------

      TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                            5,409             (3,619)            (1,888)
                                                                   --------           --------           --------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)          $  5,584           $ 21,556           $ 23,287
                                                                   ========           ========           ========


   The accompanying notes are an integral part of these financial statements.

                       RENEWABLE ENERGY ACQUISITION CORP.
                          (a development stage company)
                 STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                     Years ended December 31, 2009 and 2008,
Period from June 21, 2007 (date of incorporation) through December 31, 2007 and
   Period from June 21, 2007 (date of incorporation) through December 31, 2009

                                                                                Period from        Period from
                                                                               June 21, 2007      June 21, 2007
                                                                                (date of           (date of
                                                                              incorporation)     incorporation)
                                          Year ended         Year ended           through            through
                                          December 31,       December 31,       December 31,       December 31,
                                             2009               2008               2007               2009
                                          ----------         ----------         ----------         ---------
REVENUES                                  $       --         $       --         $       --         $      --
                                          ----------         ----------         ----------         ---------
OPERATING EXPENSES
  Formation costs                                 --                 --             11,428            11,428
  Professional fees                            2,972              1,200             14,377            18,549
  Other expenses                                  --                531              1,083             1,614
                                          ----------         ----------         ----------         ---------

      TOTAL OPERATING EXPENSES                 2,972              1,731             26,888            31,591
                                          ----------         ----------         ----------         ---------

LOSS FROM OPERATIONS                          (2,972)            (1,731)           (26,888)          (31,591)

OTHER INCOME (EXPENSE)
  Interest expense on
   notes payable to stockholders              (1,118)            (1,504)              (764)           (3,386)
                                          ----------         ----------         ----------         ---------

LOSS BEFORE PROVISION FOR INCOME TAXES        (4,090)            (3,235)           (27,652)          (34,977)

PROVISION FOR INCOME TAXES                        --                 --                 --                --
                                          ----------         ----------         ----------         ---------

NET LOSS                                      (4,090)            (3,235)           (27,652)          (34,977)

OTHER COMPREHENSIVE INCOME                        --                 --                 --                --
                                          ----------         ----------         ----------         ---------

COMPREHENSIVE LOSS                        $   (4,090)        $   (3,235)        $  (27,652)        $ (34,977)
                                          ==========         ==========         ==========         =========
Loss per weighted-average share
 of common stock outstanding,
 computed on net loss - basic
 and fully diluted                        $    (0.01)        $    (0.01)        $    (0.06)        $   (0.06)
                                          ==========         ==========         ==========         =========
Weighted-average number of shares
 of common stock outstanding -
 basic and fully diluted                     654,520            500,000            500,000           560,973
                                          ==========         ==========         ==========         =========


   The accompanying notes are an integral part of these financial statements.

                       RENEWABLE ENERGY ACQUISITION CORP.
                          (a development stage company)
             STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
  Period from June 21, 2007 (date of incorporation) through December 31, 2009

                                                                                        Deficit
                                                                                      accumulated
                                                 Common Stock          Additional     during the
                                             -------------------        paid-in       development
                                             Shares       Amount        capital         stage           Total
                                             ------       ------        -------         -----           -----
COMMON STOCK ISSUED AT INITIAL
 CAPITALIZATION ON JUNE 21, 2007            500,000     $     500      $  24,500      $      --       $  25,000

Contributed capital from
 non-interest bearing notes
 payable to shareholders                         --            --            764             --             764

Net loss for the period                          --            --             --        (27,652)        (27,652)
                                          ---------     ---------      ---------      ---------       ---------

BALANCES AT DECEMBER 31, 2007               500,000           500         25,264        (27,652)         (1,888)

Contributed capital from
 non-interest bearing notes
 payable to shareholders                         --            --          1,504             --           1,504

Net loss for the period                          --            --             --         (3,235)         (3,235)
                                          ---------     ---------      ---------      ---------       ---------

BALANCES AT DECEMBER 31, 2008               500,000           500         26,768        (30,887)         (3,619)

Sale of common stock on
 September 29, 2009 for
 $0.02 per share                            300,000           300          5,700             --           6,000

Notes payable to stockholders
 converted to equity on
 September 29, 2009 at
 $0.02 per share                            300,000           300          5,700             --           6,000

Contributed capital from
 non-interest bearing notes
 payable to shareholders                         --            --          1,118             --           1,118

Net loss for the period                          --            --             --         (4,090)         (4,090)
                                          ---------     ---------      ---------      ---------       ---------

BALANCES AT DECEMBER 31, 2009             1,100,000     $   1,100      $  39,286      $ (34,977)      $   5,409
                                          =========     =========      =========      =========       =========


   The accompanying notes are an integral part of these financial statements.

                       RENEWABLE ENERGY ACQUISITION CORP.
                          (a development stage company)
                            STATEMENTS OF CASH FLOWS
                     Years ended December 31, 2009 and 2008,
Period from June 21, 2007 (date of incorporation) through December 31, 2007 and
   Period from June 21, 2007 (date of incorporation) through December 31, 2009

                                                                                      Period from        Period from
                                                                                     June 21, 2007      June 21, 2007
                                                                                      (date of           (date of
                                                                                    incorporation)     incorporation)
                                                Year ended         Year ended           through            through
                                                December 31,       December 31,       December 31,       December 31,
                                                   2009               2008               2007               2009
                                                 --------           --------           --------           --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss for the period                        $ (4,090)          $ (3,235)          $(27,652)          $(34,977)
  Adjustments to reconcile net loss to net
   cash provided by operating activities
     Interest expense contributed as capital
      by stockholders                               1,118              1,504                764              3,386
     (Increase) Decrease in Prepaid expenses          (28)            16,200            (16,200)               (28)
     Increase (Decrease) in Accounts
      payable to officer                               --                 --                175                175
                                                 --------           --------           --------           --------

NET CASH USED IN OPERATING ACTIVITIES              (3,000)            14,469            (42,913)           (31,444)
                                                 --------           --------           --------           --------

CASH FLOWS FROM INVESTING ACTIVITIES                   --                 --                 --                 --
                                                 --------           --------           --------           --------

CASH FLOWS FROM FINANCING ACTIVITIES
  Cash received on sale of common stock             6,000                 --             25,000             31,000
  Cash received from notes payable to
   stockholders                                        --                 --             25,000             25,000
  Principal repayments of notes payable
   to stockholders                                (19,000)                --                 --            (19,000)
                                                 --------           --------           --------           --------

NET CASH PROVIDED BY FINANCING ACTIVITIES         (13,000)                --             50,000             37,000
                                                 --------           --------           --------           --------

INCREASE IN CASH                                  (16,000)            14,469              7,087              5,556

Cash at beginning of period                        21,556              7,087                 --                 --
                                                 --------           --------           --------           --------

CASH AT END OF PERIOD                            $  5,556           $ 21,556           $  7,087           $  5,556
                                                 ========           ========           ========           ========

SUPPLEMENTAL DISCLOSURE OF INTEREST AND
INCOME TAXES PAID
  Interest paid during the period                $     --           $     --           $     --           $     --
                                                 ========           ========           ========           ========
  Income taxes paid during the period            $     --           $     --           $     --           $     --
                                                 ========           ========           ========           ========

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING
AND FINANCING ACTIVITIES
  Notes payable to stockholders
   converted into common stock                   $  6,000           $     --           $     --           $  6,000
                                                 ========           ========           ========           ========


   The accompanying notes are an integral part of these financial statements.

                       RENEWABLE ENERGY ACQUISITION CORP.
                          (a development stage company)
                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2009, 2008 and 2007

NOTE A - BACKGROUND AND DESCRIPTION OF BUSINESS

Renewable Energy Acquisition Corp. (Company) was incorporated on June 21, 2007 under the laws of the State of Nevada.

The Company was formed as a blank check company to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business in either the renewable energy or the environmental industry and their related infrastructures. To date, our efforts have been limited to organizational activities. As the Company has had no substantial operations or substantial assets since inception, the Company is considered in the development stage.

NOTE B - PREPARATION OF FINANCIAL STATEMENTS

The Company follows the accrual basis of accounting in accordance with generally accepted accounting principles and has elected a year-end of December 31.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company's system of internal accounting control is designed to assure, among other items, that 1) recorded transactions are valid; 2) valid transactions are recorded; and 3) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods being presented

NOTE C - GOING CONCERN UNCERTAINTY

The Company was formed to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business in either the renewable energy or the environmental industry and their related infrastructures. To date, the Company's efforts have been limited to organizational activities. As the Company has had no substantial operations or substantial assets since inception, the Company is considered in the development stage. There is no assurance that the Company will be able to successful in the implementation of this business plan.

The Company has no operating history, limited cash on hand, no assets and has a business plan with inherent risk. Because of these factors, the Company's auditors have issued an audit opinion on the Company's financial statements which includes a statement describing our going concern status. This means, in the auditor's opinion, substantial doubt about our ability to continue as a going concern exists at the date of their opinion.

The Company's current management anticipates that the initial capitalization will be sufficient to maintain the corporate status of the Company for the immediate future. Because of the Company's lack of operating assets, the Company's continuance may become fully dependent upon either future sales of securities and/or advances or loans from significant stockholders or corporate officers to provide sufficient working capital to preserve the integrity of the corporate entity during the development phase.

The Company's continued existence is dependent upon its ability to implement its business plan, generate sufficient cash flows from operations to support its daily operations, and provide sufficient resources to retire existing liabilities and obligations on a timely basis. The Company faces considerable risk in it's business plan and a potential shortfall of funding due to our uncertainty to raise adequate capital in the equity securities market.

                       RENEWABLE ENERGY ACQUISITION CORP.
                          (a development stage company)
                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2009, 2008 and 2007

NOTE C - GOING CONCERN UNCERTAINTY - CONTINUED

The Company is dependent upon the cash in bank to support its day-to-day operations. In the event that working capital sufficient to maintain the corporate entity and implement our business plan is not available, the Company's existing controlling stockholders intend to maintain the corporate status of the Company and provide all necessary working capital support on the Company's behalf. However, no formal commitments or arrangements to advance or loan funds to the Company or repay any such advances or loans exist. There is no legal obligation for either management or existing controlling stockholders to provide additional future funding. Further, the Company is at the mercy of future economic trends and business operations for the Company's existing controlling stockholders to have the resources available to support the Company.

The Company anticipates offering future sales of equity securities. However, there is no assurance that the Company will be able to obtain additional funding through the sales of additional equity securities or, that such funding, if available, will be obtained on terms favorable to or affordable by the Company.

The Company's Articles of Incorporation authorizes the issuance of up to 5,000,000 million shares of preferred stock and 50,000,000 shares of common stock. The Company's ability to issue preferred stock may limit the Company's ability to obtain debt or equity financing as well as impede the implementation of the Company's business plan. The Company's ability to issue these authorized but unissued securities may also negatively impact our ability to raise additional capital through the sale of our debt or equity securities.

In such a restricted cash flow scenario, the Company would be unable to complete its business plan steps, and would, instead, delay all cash intensive activities. Without necessary cash flow, the Company may become dormant during the next twelve months, or until such time as necessary funds could be raised in the equity securities market.

While the Company is of the opinion that good faith estimates of the Company's ability to secure additional capital in the future to reach its goals have been made, there is no guarantee that the Company will receive sufficient funding to sustain operations or implement any future business plan steps.

NOTE D - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1. Cash and cash equivalents

     The Company considers all cash on hand and in banks, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

2. Organization costs

     The Company has adopted the provisions of provisions required by the Start-Up Activities topic of the FASB Accounting Standards Codification whereby all costs incurred with the incorporation and reorganization, post-bankruptcy, of the Company were charged to operations as incurred.

3. Income taxes

     The Company files income tax returns in the United States of America and various states, as appropriate and applicable. The Company may become subject to U.S. federal, state and local, as applicable, income tax examinations by regulatory taxing authorities for any period since its inception. However, the Company does not anticipate any examinations of returns filed since its inception.

     The Company uses the asset and liability method of accounting for income taxes. At December 31, 2009 , 2008 and 2007, respectively, the deferred tax asset and deferred tax liability accounts, as recorded when material to the financial statements, are entirely the result of temporary differences. Temporary differences generally represent differences in the recognition of assets and liabilities for tax and financial reporting purposes, primarily accumulated depreciation and amortization, allowance for doubtful accounts and vacation accruals.

                       RENEWABLE ENERGY ACQUISITION CORP.
                          (a development stage company)
                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2009, 2008 and 2007

NOTE D - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

3. Income taxes - continued

     The Company has adopted the provisions required by the Income Taxes topic of the FASB Accounting Standards Codification. The Codification Topic requires the recognition of potential liabilities as a result of management's acceptance of potentially uncertain positions for income tax treatment on a "more-likely-than-not" probability of an assessment upon
     examination  by  a  respective  taxing  authority.   As  a  result  of  the
     implementation of Codification's Income Tax Topic, the Company did not incur any liability for unrecognized tax benefits.

4. Income (Loss) per share

     Basic  earnings  (loss) per share is computed  by  dividing  the net income
     (loss) available to common stockholders by the weighted-average number of common shares outstanding during the respective period presented in our accompanying financial statements.

     Fully diluted earnings (loss) per share is computed similar to basic income
     (loss) per share except that the denominator is increased to include the number of common stock equivalents (primarily outstanding options and warrants).

     Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method, at either the beginning of the respective period presented or the date of issuance, whichever is later, and only if the common stock equivalents are considered dilutive based upon the Company's net income
     (loss) position at the calculation date.

     As of December 31, 2009, 2008 and 2007, respectively, the Company does not have any outstanding items which could be deemed to be dilutive.

5. New and Pending Accounting Pronouncements

     The Company is of the opinion that any and all pending accounting pronouncements, either in the adoption phase or not yet required to be adopted, will not have a significant impact on the Company's financial position or results of operations.

NOTE E - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of cash, accounts receivable, accounts payable and notes payable, as applicable, approximates fair value due to the short term nature of these items and/or the current interest rates payable in relation to current market conditions.

Interest rate risk is the risk that the Company's earnings are subject to fluctuations in interest rates on either investments or on debt and is fully dependent upon the volatility of these rates. The Company does not use derivative instruments to moderate its exposure to interest rate risk, if any.

Financial risk is the risk that the Company's earnings are subject to fluctuations in interest rates or foreign exchange rates and are fully dependent upon the volatility of these rates. The Company does not use derivative instruments to moderate its exposure to financial risk, if any.

                       RENEWABLE ENERGY ACQUISITION CORP.
                          (a development stage company)
                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2009, 2008 and 2007

NOTE F - NOTES PAYABLE TO STOCKHOLDERS

In conjunction with the initial capitalization of the Company, the subscribing shareholders agreed that additional working capital would be needed to support the initial phases of the Company's implementation of its business plan. Accordingly, two controlling shareholders agreed to lend the Company an aggregate $25,000 with an initial maturity of the sooner of August 31, 2008 or 10 days after the closing of an anticipated initial public offering.

The notes are non-interest bearing and, as such, the Company has recognized an aggregate of approximately $3,386 as additional paid-in capital for economic event (calculated at an imputed interest rate of 6.0% per annum) related to the non-interest bearing feature on the aforementioned notes payable to stockholders.

On September 29, 2009, the Company paid the controlling shareholders an aggregate of $19,000 as principal repayment and the controlling shareholders converted their remaining $6,000 in debt into 250,000 shares of restricted, unregistered common stock.

As of December 31, 2009, 2008 and 2007, the outstanding balances on these two separate notes is an aggregate $-0-, $25,000 and $25,000, respectively.

NOTE G - INCOME TAXES

The components of income tax (benefit) expense for the each of the years ended December 31, 2009 and 2008, the period from June 21, 2007 (date of incorporation) through December 31, 2007 and the period from June 21, 2007 (date of incorporation) through December 31, 2009, respectively, are as follows:

                                                  Period from      Period from
                                                 June 21, 2007    June 21, 2007
                                                  (date of         (date of
                                                incorporation)   incorporation)
                Year ended       Year ended         through          through
                December 31,     December 31,     December 31,     December 31,
                   2009             2008             2007             2009
                 --------         --------         --------         --------
Federal:
  Current        $    --          $    --          $    --          $    --
  Deferred            --               --               --               --
                 -------          -------          -------          -------
                      --               --               --               --
                 -------          -------          -------          -------
State:
  Current             --               --               --               --
  Deferred            --               --               --               --
                 -------          -------          -------          -------
                      --               --               --               --
                 -------          -------          -------          -------

  Total          $    --          $    --          $    --          $    --
                 =======          =======          =======          =======

As of December 31, 2009, the Company had an aggregate net operating loss carryforward(s) to offset future taxable income of approximately $35,000. The amount and availability of any net operating loss carryforward(s) will be subject to the limitations set forth in the Internal Revenue Code. Such factors as the number of shares ultimately issued within a three year look-back period; whether there is a deemed more than 50 percent change in control; the applicable long-term tax exempt bond rate; continuity of historical business; and subsequent income of the Company all enter into the annual computation of allowable annual utilization of any net operating loss carryforward(s).

                       RENEWABLE ENERGY ACQUISITION CORP.
                          (a development stage company)
                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2009, 2008 and 2007

NOTE G - INCOME TAXES - CONTINUED

The  Company's  income tax  (benefit)  expense  for the each of the years  ended
December 31, 2009 and 2008, the period from June 21, 2007 (date of incorporation) through December 31, 2007 and the period from June 21, 2007 (date of incorporation) through December 31, 2009, respectively, are as follows:

                                                                                   Period from        Period from
                                                                                  June 21, 2007      June 21, 2007
                                                                                   (date of           (date of
                                                                                 incorporation)     incorporation)
                                             Year ended         Year ended           through            through
                                             December 31,       December 31,       December 31,       December 31,
                                                2009               2008               2007               2009
                                              --------           --------           --------           --------
Statutory rate applied to
 income before income taxes                   $ (1,400)          $ (1,100)          $ (9,400)          $(11,900)
Increase (decrease) in income
 taxes resulting from:
   State income taxes                               --                 --                 --                 --
   Other, including reserve for
    deferred tax asset and application
    of net operating loss carryforward(s)        1,400              1,100              9,400             11,900
                                              --------           --------           --------           --------

Income tax expense                            $     --           $     --           $     --           $     --
                                              ========           ========           ========           ========

The Company's only temporary difference due to statutory requirements in the recognition of assets and liabilities for tax and financial reporting purposes, as of December 31, 2009, 2008 and 2007, respectively, relate solely to the Company's net operating loss carryforward(s). This difference gives rise to the financial statement carrying amounts and tax bases of assets and liabilities causing either deferred tax assets or liabilities, as necessary, as of December 31, 2009, 2008 and 2007, respectively:

                                           December 31,       December 31,       December 31,
                                              2009               2008               2007
                                            --------           --------           --------
Deferred tax assets
  Net operating loss carryforwards          $ 11,900           $ 10,500           $  9,400
  Less valuation allowance                   (11,900)           (10,500)            (9,400)
                                            --------           --------           --------

Net Deferred Tax Asset                      $     --           $     --           $     --
                                            ========           ========           ========

During the each of the periods ended December 31, 2009, 2008 and 2007, respectively, the valuation allowance for the deferred tax asset increased by approximately $1,400, $1,100 and $9,400.

NOTE H - CAPITAL STOCK TRANSACTIONS

At its June 21,  2007  initial  capitalization,  the Company  sold an  aggregate
500,000 shares of restricted, unregistered common stock to its initial shareholders for gross proceeds of approximately $25,000 cash. The Company relied upon Section 4(2) of the Securities Act of 1933, as amended, for an exemption from registration of these shares and no underwriter was used in this transaction.

On September 29, 2009, the Company sold an aggregate 600,000 shares of restricted, unregistered common stock to 4 separate individuals, including 3 current shareholders or relatives of current shareholders for $0.02 per share, or $3,000 per purchaser. Two of the transactions were for cash and two of the transactions involved the exchange of notes payable to founding shareholders, as discussed earlier. The Company relied upon Section 4(2) of the Securities Act of 1933, as amended, for an exemption from registration of these shares and no underwriter was used in this transaction.

                       RENEWABLE ENERGY ACQUISITION CORP.
                          (a development stage company)
                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2009, 2008 and 2007

NOTE I - SUBSEQUENT EVENTS

Management has evaluated all activity of the Company through February 17, 2010 (the issue date of the financial statements) and concluded that no subsequent events have occurred that would require recognition in the consolidated financial statements or disclosure in the notes to financial statements.



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                                      F-12